Exhibit 2.4

DESCRIPTION OF SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES
EXCHANGE ACT OF 1934

The following description sets forth certain material terms and provisions of the securities of Inventiva S.A. (“Inventiva,” the “Company,” “we,” “us” and “our”) that are registered under Section 12 of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”). This description also summarizes relevant provisions of our by-laws and French law. The following summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the applicable provisions of French law and our by-laws, a copy of which is incorporated by reference as an exhibit to the Annual Report on 20-F of which this Exhibit is a part. We encourage you to read our by-laws and the applicable provisions of French law for additional information.

General

As of December 31, 2022, we had the following series of securities registered pursuant to Section 12(b) of the Exchange Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Ordinary shares, nominal value €0.01 per share*	IVA	The Nasdaq Stock Market LLC
American Depositary Shares, each representing one ordinary share, nominal value €0.01 per share	*	The Nasdaq Stock Market LLC

*Not for trading, but only in connection with the registration of the American Depositary Shares.

The following is a description of the rights of (i) the holders of ordinary shares and (ii) the holders of American Depositary Shares, or ADSs. Ordinary shares underlying the outstanding ADSs are held by Bank of New York Mellon, as depositary.

I.ORDINARY SHARES

Our legal and commercial name is Inventiva S.A. We were founded in 2011 and incorporated as a société anonyme, or S.A., in 2016. We are registered at the Dijon Trade and Companies Register (Registre du commerce et des sociétés) under the number 537 530 255.

As of December 31, 2022, our outstanding share capital consisted of a total of 42,134,169 issued ordinary shares, fully paid and with a nominal value €0.01 per share.

Key Provisions of Our Bylaws and French Law Affecting Our Ordinary Shares

The description below reflects a summary of the key terms of our bylaws and summarizes the material rights of holders of our ordinary shares under French law. Please note that this is only a summary and is not intended to be exhaustive. For further information, please refer to the full text of our bylaws, a copy of which has been filed as an exhibit to our Annual Report on Form 20-F of which this Exhibit is a part.

Corporate Purpose (Article 3 of the Bylaws)

Our corporate purpose in France and abroad includes the research and development, production, distribution and marketing, at different stages of development, with respect to all products, principally pharmaceutical, cosmetic and chemical products, including in the area of animal health. Our company is also engaged in the provision of study, advisory or commercial services and, more generally, any ancillary services, similar or connected to the activities described hereof, including the leasing of laboratories or offices. Our company may participate, by any means, directly or indirectly in any operations that may be related to its purpose through the creation of new companies, contribution, subscription or purchase of company securities or rights, merger or otherwise, creation, acquisition, leasing, management lease of any businesses or establishments.

More generally, we are authorized to engage in any financial, commercial, industrial, civil immovable or movable operations related directly or indirectly to the company’s purpose or any similar or related purpose which may facilitate its expansion or growth.

Directors (Articles 15 to 22 of the Bylaws)

Duties of the Board (Article 18 of the Bylaws). Except for powers given to our shareholders by law and within the limit of the corporate purpose, our board of directors is responsible for all matters relating to the successful operations of our company and, through its resolutions, governs matters involving the company.

Appointment and Term (Article 15 of the Bylaws). Our board of directors must be composed of at least three members, but may not exceed eighteen members, subject to the dispensation established by law in the event of merger. Directors are appointed, renewed or dismissed by the ordinary general meeting. The term of a director is three years. By way of exception and in order only to allow the implementation or maintenance of the staggered terms of office of directors, the ordinary shareholders' general meeting may appoint one or more directors for a term of one (1) year or two (2) years. Directors may be re-elected at our annual ordinary share meetings; however, a director over the age of 70 may not be appointed if such appointment would result in the number of directors over the age of 70 constituting more than one-third of the board. An employee can only be appointed as a director if his or her employment contract corresponds to an actual job. The number of directors who are also our employees cannot exceed one-third of the board. Directors need not to be shareholders of our company and may be natural persons or legal entities except for the chairman of the board who must be a natural person. Legal entities appointed to the board must designate a permanent representative. If a director dies or resigns between annual meetings, the board may appoint a temporary director to fill the vacancy, subject to ratification at the next ordinary general meeting, or, if such vacancy results in a number of directors below three, the board must call an ordinary general meeting to fill the vacancy.

Organization (Article 16 of the Bylaws). The board must elect a chairman from among the board members. The chairman must be a natural person, age 65 or younger, and may be removed by the board at any time. The board may also elect a natural person as vice president to preside in the chairman’s absence and may designate up to two non-voting board observers.

Deliberations (Article 17 of the Bylaws). At least half of the number of directors in office must be present to constitute a quorum. Decisions are made by a majority of the directors present or represented and, if there is a tie, the vote of the chairman will carry the decision. Meetings may be held as often as required; however, the chairman is required to call a meeting with a determined agenda upon the request of at least one-third of the directors if the board has not met for more than three months. French law and our charter and bylaws allow directors to attend meetings in person or, to the extent permitted by applicable law and with specified exceptions in our bylaws, by videoconference or other telecommunications arrangements.

Directors’ Voting Powers on Proposal, Arrangement or Contract in Which Any Director is Materially Interested (Article 22 of the Bylaws). Under French law, any agreement entered into, directly or through an intermediary, between us and any director that is not entered into in the ordinary course of our business and upon standard market terms is subject to the prior authorization of the board of directors (it being specified that the interested director cannot vote on such decision). The same provision applies to agreements between us and another company, except where such company is one of our wholly owned subsidiaries, if one of our directors is the owner or a general partner, manager, director, general manager or member of the executive or supervisory board of the other company, as well as to agreements in which one of our directors has an indirect interest.

Directors’ Compensation (Article 20 of the Bylaws). Directors’ compensation for their functions is determined at the annual ordinary general meeting. The board of directors may also grant exceptional compensation for missions or offices conferred upon directors subject to the circumstances and conditions provided for by law.

Board of Directors’ Borrowing Powers (Article 18 of the Bylaws). There are currently no limits imposed by our bylaws on the amounts of loans or borrowings that the board of directors may approve.

Rights, Preferences and Restrictions Attaching to Ordinary Shares (Articles 11, 14, 28, 31 and 32 of the Bylaws)

Dividends. We may only distribute dividends out of our distributable profits, plus any amounts held in our reserves that the shareholders decide to make available for distribution, other than those reserves that are specifically required by law.

“Distributable Profits” consist of our statutory net profit in each fiscal year, calculated in accordance with accounting standards applicable in France, as increased or reduced by any profit or loss carried forward from prior years, less any contributions to the reserve accounts pursuant to French law.

Legal Reserve. Pursuant to French law, we must allocate 5% of our statutory net profit for each year to our legal reserve fund before dividends may be paid with respect to that year. Funds must be allocated until the amount in the legal reserve is equal to 10% of the aggregate par value of the issued and outstanding share capital.

Approval of Dividends. Pursuant to French law, our board of directors may propose a dividend for approval by the shareholders at the annual ordinary general meeting.

Upon recommendation of our board of directors, our shareholders may decide to allocate all or part of any distributable profits to special or general reserves, to carry them forward to the next fiscal year as retained earnings or to allocate them to the shareholders as dividends. However, dividends may not be distributed when our net assets are or would become as a result of such distribution lower than the amount of the share capital plus the amount of the legal reserves which, under French law, may not be distributed to shareholders.

Our board of directors may distribute interim dividends after the end of the fiscal year but before the approval of the financial statements for the relevant fiscal year when the interim statement of financial position, established during such year and certified by an auditor, reflects that we have earned distributable profits since the close of the last financial year, after recognizing the necessary depreciation and provisions and after deducting prior losses, if any, and the sums to be allocated to reserves, as required by law or the bylaws, and including any retained earnings. The amount of such interim dividends may not exceed the amount of the profit so defined.

Distribution of Dividends. Dividends are distributed to shareholders pro rata according to their respective holdings of shares. In the case of interim dividends, distributions are made to shareholders on the date set by our board of directors during the meeting in which the distribution of interim dividends is approved. The actual dividend payment date is decided by the shareholders at an ordinary general shareholders’ meeting or by our board of directors in the absence of such a decision by the shareholders. Shareholders that own shares on the actual payment date are entitled to the dividend.

Shareholders may be granted an option to receive dividends in cash or in shares, in accordance with legal conditions. The conditions for payment of dividends in cash shall be set at the shareholders’ meeting or, failing this, by the board of directors.

Timing of Payment. Pursuant to French law, dividends must be paid within a maximum of nine months after the close of the relevant fiscal year, unless extended by court order. Dividends not claimed within five years after the payment date shall be deemed to expire and revert to the French state.

Voting Rights. We only have ordinary shares outstanding. Each share shall entitle its holder to vote and be represented in the shareholders’ meetings in accordance with the provisions of French law and of our bylaws. Ownership of one share implies, ipso jure, adherence to our bylaws and the decisions of the shareholders’ meeting.

In general, each shareholder is entitled to one vote per share at any general shareholders’ meeting. Pursuant to our bylaws, however, a double voting right is attached to each registered ordinary share which is held in the name of the same shareholder for at least two years. However, under French law, ordinary bearer shares in the form of ADSs are not eligible for double voting rights.

Under French law, treasury shares or shares held by entities controlled by us are not entitled to voting rights and do not count for quorum purposes.

Rights to Share in Our Profit. Each share entitles its holder to a portion of the corporate profits and assets proportional to the amount of share capital represented thereby.

Rights to Share in the Surplus in the Event of Liquidation. If we are liquidated, any assets remaining after payment of the debts, liquidation expenses and all of the remaining obligations will first be used to repay in full the par value of our shares. Any surplus will be distributed pro rata among shareholders in proportion to the number of shares respectively held by them, taking into account, where applicable, of the rights attached to shares of different classes.

Repurchase and Redemption of Shares. Under French law, we may acquire our own shares. Such acquisition may be challenged on the ground of market abuse regulations. However, Market Abuse Regulation (EU) No. 596/2014 of April 16, 2014, or MAR, provides for safe harbor exemptions when the acquisition is made for one of the following purposes:

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to decrease our share capital, provided that such a decision is not driven by losses and that a purchase offer is made to all shareholders on a pro rata basis, with the approval of the shareholders at an extraordinary general meeting; in this case, the shares repurchased must be cancelled within one month from the expiry of the purchase offer;

•	to meet obligations arising from debt securities that are exchangeable into equity instruments;
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to provide shares for distribution to employees or managers under a profit-sharing, free share or share option plan; in this case the shares repurchased must be distributed within 12 months from their repurchase failing which they must be cancelled; or

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we benefit from a simple exemption when the acquisition is made under a liquidity contract complying with the general regulations of, and market practices accepted by the French Financial Markets Authority, or the AMF.

All other purposes, and especially share buy-backs made for external growth operations in pursuance of Article L. 225-209 of the French Commercial Code, while not forbidden, must be pursued in strict compliance of market manipulation and insider dealing rules.

Under MAR and in accordance with the general regulations (réglement général) of the AMF, or the General Regulations, a corporation shall report to the competent authority of the trading value on which the shares have been admitted to trading or are traded, no later than by the end of the seventh daily market session following the date of the execution of the transaction, all the transactions relating to the buy-back program, in a detailed form and in an aggregated form.

No such repurchase of shares may result in us holding, directly or through a person acting on our behalf, more than 10% of our issued share capital. Shares repurchased by us continue to be deemed “issued” under French law but are not entitled to dividends or voting rights so long as we hold them directly or indirectly, and we may not exercise the pre-emptive rights attached to them.

Sinking Fund Provisions. Our bylaws do not provide for any sinking fund provisions.

Liability to Further Capital Calls. Shareholders are liable for corporate liabilities only up to the par value of the shares they hold; they are not liable to further capital calls.

Requirements for Holdings Exceeding certain percentages. None, except as described below under the section titled “Form, holding and transfer of shares (Articles 10 and 13 of the bylaws) - ownership of ordinary shares and ADSs by non-French persons.”

Actions Necessary to Modify Shareholders’ Rights. Shareholders’ rights may be modified as allowed by French law. Only the extraordinary shareholders’ meeting is authorized to amend any and all provisions of our bylaws. It may not, however, increase shareholder commitments without the prior approval of each shareholder.

Special Voting Rights of Warrant Holders. Under French law, the holders of warrants of the same class (i.e., warrants that were issued at the same time and with the same rights), including founder’s share warrants (bons de souscription de parts de créateur d’entreprise) and share warrants (bons de souscription d’actions), are entitled to vote as a separate class at a general meeting of that class of warrant holders under certain circumstances, principally in connection with any proposed modification of the terms and conditions of the class of warrants or any proposed issuance of preferred shares or any modification of the rights of any outstanding class or series of preferred shares.

Rules for Admission to and Calling Annual Shareholders’ Meetings and Extraordinary Shareholders’ Meetings (Section IV of the Bylaws)

Access to, participation in and voting rights at shareholders’ meetings. Shareholders’ meetings are composed of all shareholders, regardless of the number of shares they hold. Each shareholder has the right to attend the meetings and participate in the discussions (1) personally; (2) by granting proxy to any individual or legal entity of his choosing; (3) by sending a proxy to the company without indication of the mandate; (4) by voting by correspondence; or (5) at the option of the board of directors at the time the meeting is called, by videoconference or another means of telecommunication, including internet, in accordance with applicable laws that allow identification. The board of directors organizes, in accordance with legal and regulatory requirements, the participation and vote of these shareholders at the meeting, assuring, in particular, the effectiveness of the means of identification.

Participation in shareholders’ general meetings, in any form whatsoever, is subject to registration or registration of shares two trading days prior to the date of the relevant general meeting under the conditions provided by applicable laws.

The final date for returning voting ballots by correspondence is set by the board of directors and disclosed in the notice of meeting published in the French Journal of Mandatory Statutory Notices, or BALO (Bulletin des Annonces Légales Obligatoires). This date cannot be earlier than three days prior to the meeting.

A shareholder who has voted by correspondence will no longer be able to participate directly in the meeting or to be represented. In the case of returning the proxy form and the voting by correspondence form, the proxy form is taken into account, subject to the votes cast in the voting by correspondence form.

A shareholder may be represented at meetings by any individual or legal entity by means of a proxy form which we send to such shareholder either at the shareholder’s request or at our initiative. A shareholder’s request for a proxy form must be received at the registered office at least five days before the date of the meeting. The proxy is only valid for a single meeting or for successive meetings convened with the same agenda. It can also be granted for two meetings, one ordinary, and the other extraordinary, held on the same day or within a period of 15 days.

A shareholder may vote by correspondence by means of a voting form, which we send to such shareholder either at the shareholder’s request or at our initiative, or which we include in an appendix to a proxy voting form under the conditions provided for by current laws and requirements. A shareholder’s request for a voting form must be received at the registered office at least six days before the date of the meeting. The voting form is also available on our website at least 21 days before the date of the meeting. The voting form must be recorded by us three days prior to the shareholders’ meeting, in order to be taken into consideration. The voting by correspondence form addressed by a shareholder is only valid for a single meeting or for successive meetings convened with the same agenda.

To better understand the voting rights of the ADSs, you should carefully read the section titled “American Depositary Shares - Voting rights.”

Notice of Annual Shareholders’ Meetings. Shareholders’ meetings are convened by our board of directors, or, failing that, by the statutory auditors, or by a court appointed agent or liquidator in certain circumstances. Meetings are held at our registered offices or at any other location indicated in the meeting announcement (avis de réunion). A meeting announcement is published in the BALO at least 35 days prior to a meeting, as well as on our website at least 21 days prior to the meeting. In addition to the particulars relative to the company, it indicates, notably, the meeting’s agenda and the draft resolutions that will be presented. The requests for recording of issues or draft resolutions on the agenda must be addressed to the company under the conditions provided for in the current legislation.

Subject to special legal provisions, the convening notice (avis de convocation) is sent out at least 15 days prior to the date of the meeting, by means of a notice inserted both in a legal announcement bulletin of the registered office department and in the BALO. Further, the holders of registered shares for at least a month at the time of the latest of the insertions of the convening notice shall be summoned individually, by regular letter (or by registered letter if they request it and include an advance of expenses) sent to their last known address. This notice may also be transmitted by electronic means of telecommunication, in lieu of any such mailing, to any shareholder requesting it beforehand by registered letter with acknowledgment of receipt in accordance with legal and regulatory requirements, specifying his e-mail address. The latter may at any time expressly request by registered letter to the company with acknowledgment of receipt that the aforementioned means of telecommunication should be replaced in the future by a mailing.

The convening notice must also indicate the conditions under which the shareholders may vote by correspondence and the places and conditions in which they can obtain voting forms by mail.

The convening notice may be addressed, where appropriate, with a proxy form and a voting by correspondence form, under the conditions specified in our bylaws, or with a voting by correspondence form alone, under the conditions specified in our bylaws. When the shareholders’ meeting cannot deliberate due to the lack of the required quorum, the second meeting must be called at least ten days in advance in the same manner as used for the first notice.

Agenda and Conduct of Annual Shareholders’ Meetings. The agenda of the shareholders’ meeting shall appear in the convening notice of the meeting and is set by the author of the notice. The shareholders’ meeting may only deliberate on the items on the agenda except for the removal of directors and the appointment of their successors which may be put to vote by any shareholder during any shareholders’ meeting. Pursuant to French law and our current share capital, one or more shareholders representing 5% of our share capital, acting in accordance with legal requirements and within applicable time limits, may request the inclusion of items or proposed resolutions on the agenda. Such request must be received at the latest on the 25th day preceding the date of the shareholders’ meeting, and in any event no later than the 20th day following the date of the shareholders’ meeting announcement.

Shareholders’ meetings shall be chaired by the Chairman of the board of directors or, in his or her absence, by a Deputy Chairman or by a director elected for this purpose. Failing that, the meeting itself shall elect a Chairman. Vote counting shall be performed by the two members of the meeting who are present and accept such duties, who represent, either on their own behalf or as proxies, the greatest number of votes.

Ordinary Shareholders’ Meeting. Ordinary shareholders’ meetings are those meetings called to make any and all decisions that do not amend our bylaws. An ordinary meeting shall be convened at least once a year within six months of the end of each fiscal year in order to approve the annual accounts for the relevant fiscal year or, in case of postponement, within the period established by court order. Upon first notice, the meeting may validly deliberate only if the shareholders present or represented by proxy or voting by mail represent at least one-fifth of the shares entitled to vote. Upon second notice, no quorum is required. Decisions are made by a majority of the votes held by the shareholders present, or represented by proxy, or voting by mail. Abstentions will not be taken into account in the votes cast. In addition, pursuant to an AMF recommendation dated 15 June 2015, French listed companies may be required to conduct a consultation of the ordinary shareholders meeting prior to the disposal of the majority of their assets, under certain circumstances.

Extraordinary shareholders’ meeting. Our bylaws may only be amended by approval at an extraordinary shareholders’ meeting. Our bylaws may not, however, be amended to increase shareholder commitments without the approval of each shareholder. Subject to the legal provisions governing share capital increases from reserves, profits or share premiums, the resolutions of the extraordinary meeting shall be valid only if the shareholders present, represented by proxy or voting by mail represent at least one-fourth of all shares entitled to vote upon first notice, or one-fifth upon second notice. If the latter quorum is not reached, the second meeting may be postponed to a date no later than two months after the date for which it was initially called. Decisions are made by a two-thirds majority of the votes held by the shareholders present, represented by proxy, or voting by mail. Abstentions will not be taken into account in the votes cast.

Temporary measures for Annual Shareholders Meetings and Board of Directors due to COVID-19 crisis

On March 25, 2020, the French government adopted the ordinance No. 2021-321 adapting the rules governing meetings and deliberations of assemblies and governing bodies of legal entities held until July 31, 2020 due to the COVID-19 pandemic. The ordinance provides the possibility of convening board of directors remotely for all decisions, including the closing of accounts, which previously required a physical meeting. In addition, the ordinance provides two options for holding general meetings of shareholders: behind closed doors or by means of a teleconference or audio-visual conference call.

By decision of the board of directors, the general meeting of shareholders may be held behind closed doors i.e., without the shareholders or their proxies (and any other person having the right to attend the meeting such as the statutory auditors and the employee representatives) being physically present. The possibility of holding a meeting behind closed doors requires that the meeting be convened in a place that, on the date of the meeting announcement, the convening notice or on the date of the meeting, is subject to an administrative measure restricting or prohibiting collective gatherings for health reasons, even if this measure is ultimately no longer in effect on the date of the meeting. As of the day of this filing, measures restricting gatherings (decree No. 2020-293 of March 23, 2020, amended by decree No. 2020-344 of March 27, 2020, prohibits all travel except in exceptional circumstances and any meeting attended by more than 100 people at the same time in a closed or open environment on the territory of the French Republic) are applicable until April 15, 2020. Shareholders will only be able to vote remotely and prior to the general meeting of shareholders by the usual means available to date, i.e., vote by correspondence, blank proxy or Internet voting.

The ordinance provides that shareholders (and all the persons who may attend the general meeting of shareholders) may participate in the meeting by means of a teleconference or audio-visual conference call if this conference allows for the identification of the participants, transmits at least the voice of the participants and allows the continuous and simultaneous retransmission of the debates.

Provisions having the effect of delaying, deferring or preventing a change in control of our company

Provisions contained in our bylaws and French corporate law, could make it more difficult for a third party to acquire us, even if doing so might be beneficial to our shareholders. These provisions include the following:

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under French law, the owner of 90% of the share capital and voting rights of a public company listed on a regulated market in a Member State of the European Union or in a state party to the EEA Agreement, including from the main French Stock Exchange, has the right to force out minority shareholders following a tender offer made to all shareholders;

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under French law, a non-French resident must file a declaration for statistical purposes with the Bank of France (Banque de France) within twenty working days following the date of certain direct foreign investments in us, including any purchase of our ADSs. In particular, such filings are required in connection with investments exceeding €15,000,000 that lead to the acquisition of at least 10% of our company’s share capital or voting rights or cross such 10% threshold; see “Limitations affecting shareholders of a French company”;

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under French law, certain investments in a French company relating to certain strategic industries by individuals or entities are subject to prior authorization of the Ministry of Economy pursuant to Law n°2019-486 (and as from April 1, 2020 pursuant to the decree n°2019-1590);

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a merger (i.e., in a French law context, a share for share exchange following which our company would be dissolved into the acquiring entity and our shareholders would become shareholders of the acquiring entity) of our company into a company incorporated in the European Union would require the approval of our board of directors as well as a two-thirds majority of the votes held by the shareholders present, represented by proxy or voting by mail at the relevant meeting;

•	a merger of our company into a company incorporated outside of the European Union would require 100% of our shareholders to approve it;
•	under French law, a cash merger is treated as a share purchase and would require the consent of each participating shareholder;
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our shareholders have granted and may grant in the future our board of directors broad authorizations to increase our share capital or to issue additional ordinary shares or other securities, such as warrants, to our shareholders, the public or qualified investors, including as a possible defense following the launching of a tender offer for our shares;

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our shareholders have preferential subscription rights on a pro rata basis on the issuance by us of any additional securities for cash or a set-off of cash debts, which rights may only be waived by the extraordinary general meeting (by a two-thirds majority vote) of our shareholders or on an individual basis by each shareholder;

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our board of directors has the right to appoint directors to fill a vacancy created by the resignation or death of a director, subject to the approval by the shareholders of such appointment at the next shareholders’ meeting, which prevents shareholders from having the sole right to fill vacancies on our board of directors;

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our board of directors can be convened by our chairman or our managing director, if any, or, when no board meeting has been held for more than two consecutive months, by directors representing at least one third of the total number of directors;

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our board of directors meetings can only be regularly held if at least half of the directors attend either physically or by way of videoconference or teleconference enabling the directors’ identification and ensuring their effective participation in the board’s decisions;

•	our shares are nominative or bearer, if the legislation so permits, according to the shareholder’s choice;
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approval of at least a majority of the votes held by shareholders present, represented by a proxy, or voting by mail at the relevant ordinary shareholders’ general meeting is required to remove directors with or without cause;

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advance notice is required for nominations to the board of directors or for proposing matters to be acted upon at a shareholders’ meeting, except that a vote to remove and replace a director can be proposed at any shareholders’ meeting without notice;

•	our bylaws can be amended in accordance with applicable laws;

•	the crossing of certain thresholds has to be disclosed and can impose certain obligations; see “Declaration of crossing of ownership thresholds (Article 11 of the bylaws)”;
•	transfers of shares shall comply with applicable insider trading rules and regulations, and in particular with MAR; and
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pursuant to French law, the sections of the bylaws relating to the number of directors and election and removal of a director from office may only be modified by a resolution adopted by at least a two-third majority vote of our shareholders present, represented by a proxy or voting by mail at the meeting.

Declaration of Crossing of Ownership Thresholds (Article 11 of the Bylaws)

Set forth below is a summary of certain provisions of the French Commercial Code applicable to us. This summary is not intended to be a complete description of applicable rules under French law.

Any individual or legal entity referred to in Articles L. 233-7, L. 233-9 and L. 223-10 of the French Commercial Code coming to directly or indirectly own, or cease to own, alone or in concert, a number of shares representing a fraction of the company’s capital or voting rights greater or equal to 5%, 10%, 15%, 20%, 25%, 30%, 33.33%, 50%, 66.66%, 90% and 95% shall inform the company as well as the AMF of the total number of shares and voting rights and of securities giving access to the capital or voting rights that it owns immediately or over time within a period of four trading days from the crossing of the said holding thresholds.

This obligation applies when crossing each of the above-mentioned thresholds in a downward direction.

In case of failure to declare shares or voting rights exceeding the fraction that should have been declared, such shares shall be deprived of voting rights at General Meetings of Shareholders for any meeting that would be held until the expiry of a period of two years from the date of regularization of the notification in accordance with Article L. 233-14 of the French Commercial Code. Additional sanctions may apply in particular pursuant to Article L.621-15 of the French Monetary and Financial Code.

In addition, any shareholder crossing, alone or acting in concert, the 10%, 15%, 20% or 25% threshold shall file a declaration with the AMF pursuant to which it shall expose its intention over the following six months, including notably whether it intends to continue acquiring shares of the company, it intends to acquire control over the company, its intended strategy for the company.

Further, and subject to certain exemptions, any shareholder crossing, alone or acting in concert, the 30% threshold shall file a mandatory public tender offer with the AMF. Also, any shareholder holding directly or indirectly a number between 30% and 50% of the capital or voting rights and who, in less than 12 consecutive months, increases his/her/its holding of capital or voting rights by at least 1% of a company’s capital or voting rights, shall file a mandatory public tender offer.

In addition to the thresholds provided for by applicable laws and regulations, any person who comes to hold or ceases to hold, acting alone or in concert within the meaning of Article L.233-10 of the French Commercial Code, directly or indirectly, a number of shares representing at least 2% of the share capital or voting rights, including beyond the reporting thresholds provided for by laws and regulations, must inform the company of the total number of shares and voting rights of the company that such person holds, by registered letter with return receipt requested sent to the company’s registered office within four trading days after crossing such threshold(s). Such person shall also indicate the number of securities giving access to the capital and the voting right potentially attached thereto, as well as any other information provided for by law.

The notification shall be repeated in the conditions stated above each time an additional fraction of 2% of the share capital or voting rights is crossed upward or downward.

In the event of failure to comply with the notification requirements described above, shares exceeding the fraction that should have been notified will be deprived of voting rights at shareholders’ meetings if, at such meetings, the notification failure has been recorded and if one or more shareholders jointly holding at least 5% of the share capital so request. Loss of voting rights shall be applicable in all shareholders’ meetings that would be held up until two years following proper notification.

Changes in Share Capital (Article 7 of the Bylaws)

Increases in share capital. As the bylaws do not provide any specific stipulations, the share capital may be increased, decreased or amortized by any methods or means authorized by law. Pursuant to French law, our share capital may be increased only with shareholders’ approval at an extraordinary general shareholders’ meeting following the recommendation of our board of directors. The shareholders may delegate to our board of directors either the authority (délégation de compétence) or the power (délégation de pouvoir) to carry out any increase in share capital. If shareholders delegate authority to the board of directors at an extraordinary general meeting to decide a capital increase (délégation de compétence), the delegation determines the period (26 months maximum) during which the board of directors may decide to carry out the capital increase and the overall threshold of the capital increase. If shareholders delegate power to the board of directors at an extraordinary general meeting to carry out a capital increase (délégation de pouvoir) already decided by the extraordinary general meeting, the board of directors is granted the power to determine the terms and conditions of the capital increase within the limits set forth by the extraordinary general meeting.

Increases in our share capital may be effected by:

•	issuing additional shares;
•	increasing the par value of existing shares;
•	creating a new class of equity securities; and
•	exercising the rights attached to securities giving access to the share capital.

Increases in share capital by issuing additional securities may be effected through one or a combination of the following:

•	in consideration for cash;
•	in consideration for assets contributed in kind;
•	through an exchange offer;
•	by conversion of previously issued debt instruments;
•	by capitalization of profits, reserves or share premium; and
•	subject to certain conditions, by way of offset against debt incurred by us.

Decisions to increase the share capital through the capitalization of reserves, profits and/or share premium require shareholders’ approval at an extraordinary general shareholders’ meeting, acting under the quorum and majority requirements applicable to ordinary shareholders’ meetings. Increases effected by an increase in the par value of shares require unanimous approval of the shareholders, unless effected by capitalization of reserves, profits or share premium. All other capital increases require shareholders’ approval at an extraordinary general shareholders’ meeting acting under the regular quorum and majority requirements for such meetings.

Reduction in Share Capital. Pursuant to French law, any reduction in our share capital requires shareholders’ approval at an extraordinary general shareholders’ meeting following the recommendation of our board of directors. The share capital may be reduced either by decreasing the par value of the outstanding shares or by reducing the number of outstanding shares. The number of outstanding shares may be reduced by the repurchase and cancellation of shares. Holders of each class of shares must be treated equally unless each affected shareholder agrees otherwise.

Preferential Subscription Right. According to French law, if we issue additional securities for cash, current shareholders will have preferential subscription rights to these securities on a pro rata basis. Preferential subscription rights entitle the individual or entity that holds them to subscribe pro rata based on the number of shares held by them to the issuance of any securities increasing, or that may result in an increase of, our share capital by means of a cash payment or a set-off of cash debts. The preferential subscription rights are transferable during the subscription period relating to a particular offering, such period starting two days prior to the opening of the subscription period and ending two days prior to the closing of the subscription period.

The preferential subscription rights with respect to any particular offering may be waived at an extraordinary general meeting by a two-thirds vote of our shareholders or individually by each shareholder. Our board of directors and our independent auditors are required by French law to present reports to the shareholders’ meeting that specifically address any proposal to waive the preferential subscription rights.

In the future, to the extent permitted under French law, we may seek shareholder approval to waive preferential subscription rights at an extraordinary general shareholders’ meeting in order to authorize the board of directors to issue additional shares and/or other securities convertible or exchangeable into shares.

Form, Holding and Transfer of Shares (Articles 10 and 13 of the Bylaws)

Form of shares. The shares are held in registered form, until their full payment. When they are fully paid up, they may be in registered form or bearer, at the option of the shareholders.

Further, in accordance with applicable laws, we may request at any time from the central depository responsible for holding our shares, or directly to one or several intermediaries listed in Article L. 211-3 of the French Monetary and Financial Code, information regarding the owners of our ordinary shares in accordance with Article L. 228-2 of the French Commercial Code.

Holding of shares. In accordance with French law concerning the “dematerialization” of securities, the ownership rights of shareholders are represented by book entries instead of share certificates. Shares issued are registered in individual accounts opened and maintained by us or any authorized intermediary, in the name of each shareholder and kept according to the terms and conditions laid down by the legal and regulatory provisions. Each shareholder’s account shows the name of the relevant shareholder and number of shares held.

Ownership of ordinary shares and ADSs by non-French persons. Neither French law nor our bylaws limit the right of non-residents of France or non-French persons to own or, where applicable, to vote our securities. However, non-French residents must file a declaration for statistical purposes with the Bank of France (Banque de France) within twenty working days following the date of certain direct foreign investments in us, including any purchase of our ADSs. In particular, such filings are required in connection with investments exceeding €15,000,000 that lead to the acquisition of at least 10% of our company’s share capital or voting rights or cross such 10% threshold. Violation of this filing requirement may be sanctioned by five years of imprisonment and a fine up to twice the amount of the relevant investment. This amount may be increased fivefold if the violation is made by a legal entity.

Assignment and transfer of shares. Shares are freely negotiable, subject to applicable legal and regulatory provisions. French law notably provides for standstill obligations and prohibition of insider trading. They are registered in a share account and transferred by means of a transfer order from account to account. We must receive notice of any transfer for it to be validly registered in our accounts.

Differences in Corporate Law

We are a société anonyme, or S.A., incorporated under the laws of France. The laws applicable to French sociétés anonymes differ from laws applicable to U.S. corporations and their shareholders. The following discussion summarizes material differences between the provisions of the rights of holders of our ordinary shares and the rights of holders of the common shares of a typical corporation incorporated under the laws of the state of Delaware, which result from differences in governing documents and the laws of France and Delaware. For a more complete discussion, please refer to the Delaware General Corporation Law, French law (including the French Commercial Code) and our bylaws.

	France	Delaware
Number of Directors

Under French law, a société anonyme must have at least three and may have up to 18 directors. The number of directors is fixed by or in the manner provided in the bylaws. The number of directors of each gender may not be less than 40%. Any appointment made in violation of this limit that is not remedied will be null and void.

Under Delaware law, a corporation must have at least one director and the number of directors shall be fixed by or in the manner provided in the bylaws.
Director Qualifications

Under French law, a corporation may prescribe qualifications for directors under its bylaws. In addition, under French law, members of a board of directors of a corporation may be legal entities, and such legal entities may designate an individual to represent them and to act on their behalf at meetings of the board of directors.

Under Delaware law, a corporation may prescribe qualifications for directors under its certificate of incorporation or bylaws.
Removal of Directors	Under French law, directors may be removed from office, with or without cause, at any shareholders’ meeting without notice or justification, by a simple majority vote.

Under Delaware law, unless otherwise provided in the certificate of incorporation, directors may be removed from office, with or without cause, by a majority stockholder vote, though in the case of a corporation whose board is classified, stockholders may effect such removal only for cause.

Vacancies on the Board of Directors

Under French law, vacancies on the board of directors resulting from death or a resignation, provided that at least three directors remain in office, may be filled by a majority of the remaining directors pending ratification by the shareholders by the next shareholders’ meeting.

Under Delaware law, vacancies on a corporation’s board of directors, including those caused by newly created directorships, may be filled by a majority of the remaining directors (even though less than a quorum).

Annual General Meeting

Under French law, the annual general meeting of shareholders shall be held at such place, on such date and at such time as decided each year by the board of directors and notified to the shareholders in the convening notice of the annual meeting, within six months after the close of the relevant fiscal year unless such period is extended by court order.

Under Delaware law, the annual meeting of stockholders shall be held at such place, on such date and at such time as may be designated from time to time by the board of directors or as provided in the certificate of incorporation or by the bylaws.

General or Special Meetings	Under French law, general meetings of the shareholders may be called by the board of directors or, failing that, by the statutory	Under Delaware law, special meetings of the stockholders may be called by the board of directors or by such person or persons as

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auditors, or by a court appointed agent or liquidator in certain circumstances, or by the majority shareholder in capital or voting rights following a public tender offer or exchange offer or the transfer of a controlling block on the date decided by the board of directors or the relevant person.

may be authorized by the certificate of incorporation or by the bylaws.
Notice of General Meetings

Under French law, a meeting announcement is published in the Bulletin des Annonces Légales Obligatoires (BALO) at least 35 days prior to a meeting and made available on the website of the company at least 21 days prior to the meeting. Subject to limited exceptions provided by French law an additional convening notice is sent out at least 15 days prior to the date of the meeting, by means of a notice inserted both in a legal announcement bulletin of the registered office department and in the BALO. Further, shareholders holding registered shares for at least a month at the time of the notices shall be summoned individually, by regular letter (or by registered letter if they request it and include an advance of expenses) sent to their last known address. This notice to registered shareholders may also be transmitted by electronic means of telecommunication, in lieu of any such mailing, to any shareholder requesting it beforehand by registered letter with acknowledgment of receipt in accordance with legal and regulatory requirements, specifying his email address. When the shareholders’ meeting cannot deliberate due to lack of required quorum, the second meeting must be called at least 10 calendar days in advance in the same manner as used for the first notice.

The convening notice shall specify the name of the company, its acronym, legal form, share capital, registered office address, registration number with the French Trade and Companies Register (Registre du commerce et des sociétés), the place, date, hour and agenda of the meeting and its nature (ordinary or extraordinary meeting). This notice must also indicate the conditions under which the shareholders may vote by correspondence and the places and conditions in which they can obtain voting forms by mail and, as the case may

Under Delaware law, unless otherwise provided in the certificate of incorporation or bylaws, written notice of any meeting of the stockholders must be given to each stockholder entitled to vote at the meeting not less than ten nor more than 60 days before the date of the meeting and shall specify the place, date, hour, and purpose or purposes of the meeting.

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be, the e-mail address to which they may send written questions.
Proxy

Each shareholder has the right to attend the meetings and participate in the discussions (1) personally, or (2) by granting proxy to his/her spouse, his/her partner with whom he/she has entered into a civil union or to another shareholder or to any individual or legal entity of his choosing; or (3) by sending a proxy to the company without indication of the mandate, or (4) by voting by correspondence, or (5) by videoconference or another means of telecommunication in accordance with applicable laws that allow identification. The proxy is only valid for a single meeting or for successive meetings convened with the same agenda. It can also be granted for two meetings, one ordinary, and the other extraordinary, held on the same day or within a period of 15 days.

Under Delaware law, at any meeting of stockholders, a stockholder may designate another person to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. A director of a Delaware corporation may not issue a proxy representing the director’s voting rights as a director.

Shareholder action by written consent	Under French law, shareholders’ action by written consent is not permitted in a société anonyme.

Under Delaware law, a corporation’s certificate of incorporation (1) may permit stockholders to act by written consent if such action is signed by all stockholders, (2) may permit stockholders to act by written consent signed by stockholders having the minimum number of votes that would be necessary to take such action at a meeting or (3) may prohibit actions by written consent.

Preemptive Rights

Under French law, in case of issuance of additional shares or other securities for cash or set-off against cash debts, the existing shareholders have preferential subscription rights to these securities on a pro rata basis unless such rights are waived by a two-thirds majority of the votes held by the shareholders present at the extraordinary general meeting deciding or authorizing the capital increase, voting in person or represented by proxy or voting by mail. In case such rights are not waived by the extraordinary general meeting, each shareholder may individually either exercise, assign or not exercise its preferential rights. Preferential subscription rights may only be exercised during the subscription period. In accordance with French law, the exercise period shall not be

Under Delaware law, unless otherwise provided in a corporation’s certificate of incorporation, a stockholder does not, by operation of law, possess preemptive rights to subscribe to additional issuances of the corporation’s stock or to any security convertible into such stock.

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less than five trading days. Preferential subscription rights are transferable during a period equivalent to the subscription period but starting two business days prior to the opening of the subscription period and ending two business days prior to the closing of the subscription period.

Sources of Dividends

Under French law, dividends may only be paid by a French société anonyme out of “distributable profits,” plus any distributable reserves and “distributable premium” that the shareholders decide to make available for distribution, other than those reserves that are specifically required by law.

“Distributable profits” consist of the unconsolidated net profits of the relevant corporation for each fiscal year, as increased or reduced by any profit or loss carried forward from prior years.

“Distributable premium” refers to the contribution paid by the shareholders in addition to the nominal value of their shares for their subscription that the shareholders decide to make available for distribution.

Except in case of a share capital reduction, no distribution can be made to the shareholders when the net equity is, or would become, lower than the amount of the share capital plus the reserves which cannot be distributed in accordance with the law or the bylaws.

Under Delaware law, dividends may be paid by a Delaware corporation either out of (1) surplus or (2) in case there is no surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year, except when the capital is diminished by depreciation in the value of its property, or by losses, or otherwise, to an amount less than the aggregate amount of capital represented by issued and outstanding stock having a preference on the distribution of assets.

Repurchase of Shares

Under French law, a private corporation may acquire its own shares. Such acquisition may be challenged on the ground of market abuse regulations. However, MAR provides for safe harbor exemptions when the acquisition is made for the following purposes:

●
to decrease its share capital, provided that such decision is not driven by losses and that a purchase offer is made to all shareholders on a pro rata basis, with the approval of the shareholders at the extraordinary general meeting deciding the capital reduction, in which

Under Delaware law, a corporation may generally redeem or repurchase shares of its stock unless the capital of the corporation is impaired or such redemption or repurchase would impair the capital of the corporation.

	France	Delaware
case, the shares repurchased must be cancelled within one month from the expiry of the purchase offer;

●
with a view to distributing within one year of their repurchase the relevant shares to employees or managers under a profit-sharing, free share or share option plan; not to exceed 10% of the share capital, in which case the shares repurchased must be distributed within 12 months from their repurchase failing which they must be cancelled; or
●
to meet obligations arising from debt securities, that are exchangeable into equity instruments.

A simple exemption is provided when the acquisition is made under a buy-back program to be authorized by the shareholders in accordance with the provisions of Article L. 225-209 of the French Commercial Code and in accordance with the General Regulations.

All other purposes, and especially share buy-backs for external growth operations by virtue of Article L. 225-209 of the French Commercial Code, while not forbidden, must be pursued in strict compliance of market manipulations and insider dealing rules.

Under MAR and in accordance with the General Regulations, a corporation shall report to the competent authority of the trading venue on which the shares have been admitted to trading or are traded, no later than by the end of the seventh daily market session following the date of the execution of the transaction, all the transactions relating to the buy-back program, in a detailed form and in an aggregated form.

Liability of Directors	Under French law, the bylaws may not include any provisions limiting the liability of directors.

Under Delaware law, a corporation’s certificate of incorporation may include a provision eliminating or limiting the personal liability of a director to the corporation and its stockholders for damages arising from a breach of fiduciary

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duty as a director. However, no provision can limit the liability of a director for:

●
any breach of the director’s duty of loyalty to the corporation or its stockholders;
●
acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;
●
intentional or negligent payment of unlawful dividends or stock purchases or redemptions; or
●
any transaction from which the director derives an improper personal benefit.

Voting Rights	French law provides that, double voting rights are automatically granted to ordinary shares being held of record for more than two years, unless the bylaws of the Company provide otherwise.	Delaware law provides that, unless otherwise provided in the certificate of incorporation, each stockholder is entitled to one vote for each share of capital stock held by such stockholder.
Shareholder Vote on Certain Transactions

Generally, under French law, completion of a merger, dissolution, sale, lease or exchange of all or substantially all of a corporation’s assets requires:

●
the approval of the board of directors; and
●
approval by a two-thirds majority of the votes held by the shareholders present, represented by proxy or voting by mail at the relevant meeting or, in the case of a merger with a non-EU company, approval of all shareholders of the corporation.

Generally, under Delaware law, unless the certificate of incorporation provides for the vote of a larger portion of the stock, completion of a merger, consolidation, sale, lease or exchange of all or substantially all of a corporation’s assets or dissolution requires:

●
the approval of the board of directors; and
●
approval by the vote of the holders of a majority of the outstanding stock or, if the certificate of incorporation provides for more or less than one vote per share, a majority of the votes of the outstanding stock of a corporation entitled to vote on the matter.

Dissenters’ Appraisal Rights	French law does not provide for any such right but provides that a merger is subject to shareholders’ approval by a two-thirds majority vote as stated above.

Under Delaware law, a holder of shares of any class or series has the right, in specified circumstances, to dissent from a merger or consolidation by demanding payment in cash for the stockholder’s shares equal to the fair value of those shares, as determined by the Delaware Chancery Court in an action timely brought by the corporation or

	France	Delaware

a dissenting stockholder. Delaware law grants these appraisal rights only in the case of mergers or consolidations and not in the case of a sale or transfer of assets or a purchase of assets for stock. Further, no appraisal rights are available for shares of any class or series that is listed on a national securities exchange or held of record by more than 2,000 stockholders, unless the agreement of merger or consolidation requires the holders to accept for their shares anything other than:

●
shares of stock of the surviving corporation;
●
shares of stock of another corporation that are either listed on a national securities exchange or held of record by more than 2,000 stockholders;
●
cash in lieu of fractional shares of the stock described in the two preceding bullet points; or
●
any combination of the above.

In addition, appraisal rights are not available to holders of shares of the surviving corporation in specified mergers that do not require the vote of the stockholders of the surviving corporation.

Standard of Conduct for Directors

French law does not contain specific provisions setting forth the standard of conduct of a director. However, directors have a duty to act without self-interest, on a well-informed basis and they cannot make any decision against a corporation’s corporate interest (intérêt social).

Delaware law does not contain specific provisions setting forth the standard of conduct of a director. The scope of the fiduciary duties of directors is generally determined by the courts of the State of Delaware. In general, directors have a duty to act without self-interest, on a well-informed basis and in a manner they reasonably believe to be in the best interest of the stockholders.

Shareholder Suits

French law provides that a shareholder, or a group of shareholders, may initiate a legal action to seek indemnification from the directors of a corporation in the corporation’s interest if it fails to bring such legal action itself. If so, any damages awarded by the court are paid to the corporation and legal fees relating to such

Under Delaware law, a stockholder may initiate a derivative action to enforce a right of a corporation if the corporation fails to enforce the right itself. The complaint must:

•state that the plaintiff was a stockholder at the time of the transaction of which the plaintiff complains or that the

	France	Delaware

action may be borne by the relevant shareholder or the group of shareholders.

The plaintiff must remain a shareholder through the duration of the legal action.

There is no other case where shareholders may initiate a derivative action to enforce a right of a corporation.

A shareholder may alternatively or cumulatively bring individual legal action against the directors, provided he has suffered distinct damages from those suffered by the corporation. In this case, any damages awarded by the court are paid to the relevant shareholder.

plaintiff’s shares thereafter devolved on the plaintiff by operation of law; and

●
allege with particularity the efforts made by the plaintiff to obtain the action the plaintiff desires from the directors and the reasons for the plaintiff’s failure to obtain the action; or
●
state the reasons for not making the effort.

Additionally, the plaintiff must remain a stockholder through the duration of the derivative suit. The action will not be dismissed or compromised without the approval of the Delaware Court of Chancery.

Amendment of Certificate of Incorporation

Unlike companies incorporated under Delaware law, the organizational documents of which comprise both a certificate of incorporation and bylaws, companies incorporated under French law only have bylaws as organizational documents.

Under Delaware law, generally a corporation may amend its certificate of incorporation if:

●
its board of directors has adopted a resolution setting forth the amendment proposed and declared its advisability; and
●
the amendment is adopted by the affirmative votes of a majority (or greater percentage as may be specified by the corporation) of the outstanding shares entitled to vote on the amendment and a majority (or greater percentage as may be specified by the corporation) of the outstanding shares of each class or series of stock, if any, entitled to vote on the amendment as a class or series.

Amendment of Bylaws

Under French law, only the extraordinary shareholders’ meeting is authorized to adopt or amend the bylaws. The extraordinary shareholders’ meeting may authorize the Board of Directors to amend the by-laws to comply with legal provisions, subject to the ratification of such amendments by the next extraordinary shareholders’ meeting

Under Delaware law, the stockholders entitled to vote have the power to adopt, amend or repeal bylaws. A corporation may also confer, in its certificate of incorporation, that power upon the board of directors.

II.AMERICAN DEPOSITARY SHARES

The Bank of New York Mellon has agreed to act as the depositary for the American Depositary Shares. The Bank of New York Mellon’s depositary offices are located at 240 Greenwich Street, New York, New York 10286. American Depositary Shares are frequently referred to as ADSs and represent ownership interests in securities that are on deposit with the depositary. ADSs may be represented by certificates that are commonly known as American Depositary Receipts, or ADRs. The depositary typically appoints a custodian to safekeep the securities on deposit. In this case, the custodian is Société Générale.

We have appointed The Bank of New York Mellon as depositary pursuant to a deposit agreement. A copy of the deposit agreement is on file with the SEC under cover of a Registration Statement on Form F-6. You may obtain a copy of the deposit agreement from the SEC’s website (www.sec.gov). Please refer to Registration Number 333-239477 when retrieving such copy.

You may hold ADSs either (1) directly (a) by having an ADR, which is a certificate evidencing a specific number of ADSs, registered in your name, or (b) by having uncertificated ADSs registered in your name in the Direct Registration System, or DRS, or (2) indirectly by holding a security entitlement in ADSs through your broker or other financial institution that is a direct or indirect participant in the Depository Trust Company, or DTC. If you hold ADSs directly, you are a registered ADS holder, also referred to as an ADS holder. This description assumes you are an ADS holder. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

DRS is a system administered by DTC pursuant to which the depositary may register the ownership of uncertificated ADSs, which ownership is confirmed by periodic statements sent by the depositary to the registered holders of uncertificated ADSs.

As an ADS holder, you will not be treated as one of our shareholders and you will not have shareholder rights. French law governs shareholder rights. The depositary will be the holder of the ordinary shares underlying your ADSs. As a holder of ADSs, you will have ADS holder rights. A deposit agreement among us, the depositary and you, as an ADS holder, and all other persons directly and indirectly holding ADSs sets out ADS holder rights as well as the rights and obligations of the depositary. New York law governs the deposit agreement and the ADRs. In the event of any discrepancy between the ADRs and the deposit agreement, the deposit agreement governs.

The following is a summary of the material provisions of the deposit agreement. For more complete information, you should read the entire deposit agreement and the form of ADR. For directions on how to obtain copies of those documents, see “Item 10.B Additional Information - Documents on Display” of our Annual Report on 20-F. Unless otherwise indicated or the context otherwise requires, references to “you” in this section refer to purchasers of ADSs.

Dividends and Other Distributions

How will you receive dividends and other distributions on the ordinary shares?

The depositary has agreed to pay or distribute to you the cash dividends or other distributions it or the custodian receives on ordinary shares or other deposited securities, after deducting its fees and expenses. You will receive these distributions in proportion to the number of ordinary shares your ADSs represent.

Cash. We do not expect to declare or pay any cash dividends or cash distributions on our ordinary shares for the foreseeable future. The depositary will convert any cash dividend or other cash distribution we pay on the ordinary shares or any net proceeds from the sale of any ordinary shares, rights, securities or other entitlements into U.S. dollars if it can do so on a reasonable and can transfer the U.S. dollars to the United States. If that is not possible or if any government approval is needed and cannot be obtained, the deposit agreement allows the depositary to distribute the foreign currency only to those ADS holders to whom it is possible to do so. It will hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid. It will not invest the foreign currency and it will not be liable for any interest. Before making a distribution, any withholding taxes or other governmental charges, together with fees and expenses of the depositary that must be paid, will be deducted. See “Material U.S. federal income and French tax considerations.” It will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some or all of the value of the distribution.

Ordinary Shares. The depositary may distribute additional ADSs representing any ordinary shares we distribute as a dividend or free distribution. The depositary will only distribute whole ADSs. It will sell ordinary shares which would require it to deliver a fractional ADS, or ADSs representing those ordinary shares, and distribute the net proceeds in the same way as it does with cash. If the depositary does not distribute additional ADSs, the outstanding ADSs will also represent the new ordinary shares. The depositary may sell a portion of the distributed ordinary shares, or ADSs representing those shares, sufficient to pay its fees and expenses in connection with that distribution.

Rights to Purchase Additional Ordinary Shares. If we offer holders of our securities any rights to subscribe for additional ordinary shares or any other rights, the depositary may (1) exercise those rights on behalf of ADS holders, (2) distribute those rights to ADS holders or (3) sell those rights and distribute the net proceeds to ADS holders, in each case after deduction or upon payment of its fees and expenses. To the extent the depositary does not do any of those things, it will allow the rights to lapse unexercised. In that case, you will receive no value for them.

The depositary will exercise or distribute rights only if we ask it to and provide satisfactory assurances to the depositary that it is legal to do so. If the depositary makes rights available to you, it will exercise the rights and purchase the ordinary shares on your behalf and in accordance with your instructions. The depositary will then deposit the ordinary shares and deliver ADSs to you. It will only exercise rights if you pay it the exercise price and any other charges the rights require you to pay and comply with other applicable instructions. U.S. securities laws may restrict the ability of the depositary to distribute rights or ADSs or other securities issued on exercise of rights to all or certain ADS holders, and the securities distributed may be subject to restrictions on transfer.

Other Distributions. The depositary will send to you anything else we distribute on deposited securities by any means it determines is legal, fair and practical. If it cannot make the distribution in that way, the depositary may adopt another method. It may decide to sell what we distributed and distribute the net proceeds, in the same way as it does with cash. Or, it may decide to hold what we distributed, in which case ADSs will also represent the newly distributed property. However, the depositary is not required to distribute any securities (other than ADSs) to ADS holders unless it receives satisfactory evidence from us that it is legal to make that distribution. In addition, the depositary may sell a portion of the distributed securities or property sufficient to pay its fees and expenses in connection with that distribution.

Neither we nor the depositary are responsible for any failure to determine that it may be lawful or feasible to make a distribution available to any ADS holders. We have no obligation to register ADSs, ordinary shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, shares, rights or anything else to ADS holders. This means that you may not receive the distributions we make on our ordinary shares or any value for them if it is illegal or impractical for us to make them available to you.

Deposit, Withdrawal and Cancellation

How are ADSs issued?

The depositary will deliver ADSs if you or your broker deposits ordinary shares or evidence of rights to receive ordinary shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or share transfer taxes or fees, the depositary will register the appropriate number of ADSs in the names you request and will deliver the ADSs to or upon the order of the person or persons that made the deposit.

How can ADS holders withdraw the deposited securities?

You may surrender your ADSs at the depositary’s office. Upon payment of its fees and expenses and of any taxes or governmental charges payable in connection with such surrender or withdrawal, the depositary will deliver the ordinary shares and any other deposited securities underlying the ADSs to you or a person designated by you at the office of the custodian or through a book-entry delivery. Alternatively, at your request, risk and expense, the depositary will, if feasible, deliver the amount of deposited securities represented by the surrendered ADSs for delivery at the depositary’s office or to another address you may specify. The depositary may charge you a fee and its expenses for instructing the custodian regarding delivery of deposited securities.

How can ADS holders interchange between certificated ADSs and uncertificated ADSs?

You may surrender your ADRs to the depositary for the purpose of exchanging your ADRs for uncertificated ADSs. The depositary will cancel the ADRs and will send you a statement confirming that you are the owner of uncertificated ADSs. Alternatively, upon receipt by the depositary of a proper instruction from a registered holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs, the depositary will execute and deliver to you an ADR evidencing those ADSs.

Voting rights

How do you vote?

You may instruct the depositary to vote the number of whole deposited ordinary shares your ADSs represent. If we request the depositary to solicit your voting instructions (and we are not required to do so), the depositary will notify you of shareholders’ meetings or other solicitations of consents and arrange to deliver our voting materials to you. Those materials will describe the matters to be voted on and explain how you may instruct the depositary how to vote. For instructions to be valid, they must reach the depositary by a date set by the depositary.

The depositary will endeavor, in so far as practicable, to vote or cause to be voted the amount of deposited ordinary shares represented by those ADSs in accordance with the instructions set forth in your request. The depositary will only vote, or attempt to vote, according to the instruction given by you and received by the depositary. If we do not request the depositary to solicit your voting instructions, you can still send voting instructions, and, in that case, the depositary may try to vote as you instruct, but it is not required to do so. In any event, the depositary will not exercise any discretion in voting deposited securities and it will only vote or attempt to vote as instructed or as described in the following sentence. If (i) we asked the depositary to solicit your instructions at least 30 days before the meeting date, (ii) the depositary does not receive voting instructions from you by the specified date and (iii) we confirm to the depositary that:

•	we wish to receive a proxy to vote uninstructed shares;
•	we reasonably do not know of any substantial shareholder opposition to a particular question; and
•	the particular question is not materially adverse to the interests of shareholders,

the depositary will consider you to have authorized and directed it to give, and it will give, a discretionary proxy to a person designated by us to vote the number of deposited securities represented by your ADSs as to that question.

We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote your ordinary shares. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise your right to vote and there may be nothing you can do if your ordinary shares are not voted as you requested.

In order to give you a reasonable opportunity to instruct the depositary as to the exercise of voting rights relating to deposited securities, if we request the depositary to act, we will give the depositary notice of any such meeting and details concerning the matters to be voted upon at least 30 days in advance of the meeting date except where under French law the notice period for such meeting is less than 30 days. If we request that the depositary act less than 30 days in advance of a meeting date, the depositary shall use commercially reasonable efforts to distribute the information and otherwise comply with the voting provisions described above.

Except as described above, you will not be able to exercise your right to vote unless you withdraw the ordinary shares. However, you may not know about the shareholder meeting enough in advance to withdraw the ordinary shares.

Fees and Expenses

What fees and expenses will you be responsible for paying?

Pursuant to the terms of the deposit agreement, the holders of ADSs will be required to pay the following fees:

Persons depositing or withdrawing ordinary shares or ADSs must pay:	For:
$5.00 (or less) per 100 ADSs (or portion of 100 ADSs)	• Issue of ADSs, including issues resulting from a distribution of ordinary shares or rights
• Cancellation of ADSs for the purpose of withdrawal, including if the deposit agreement terminates
$0.05 (or less) per ADS	• Any cash distribution to you
A fee equivalent to the fee that would be payable if securities distributed to you had been ordinary shares and the shares had been deposited for issue of ADSs	• Distribution of securities distributed to holders of deposited securities which are distributed by the depositary to you
$0.05 (or less) per ADS per calendar year	• Depositary services
Registration or transfer fees	• Transfer and registration of ordinary shares on our share register to or from the name of the depositary or its agent when you deposit or withdraw shares
Expenses of the depositary	• Cable (including SWIFT) and facsimile transmissions as expressly provided in the deposit agreement
• Converting foreign currency to U.S. dollars
Taxes and other governmental charges the depositary or the custodian have to pay on any ADS or share underlying an ADS, for example, share transfer taxes, stamp duty or withholding taxes	• As necessary
Any charges payable by the depositary, custodian or their agents in connection with the servicing of deposited securities	• As necessary

The depositary collects its fees for delivery and surrender of ADSs directly from investors depositing ordinary shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The depositary may collect its annual fee for depositary services by deduction from cash distributions or by directly billing investors or by charging the book-entry system accounts of participants acting for them. The depositary may collect any of its fees by deduction from any cash distribution payable to ADS holders that are obligated to pay those fees. The depositary may generally refuse to provide for-fee services until its fees for those services are paid.

From time to time, the depositary may make payments to us to reimburse or share revenue from the fees collected from ADS holders, or waive fees and expenses for services provided, generally relating to costs and expenses arising out of establishment and maintenance of the ADS program. In performing its duties under the deposit agreement, the depositary may use brokers, dealers, foreign currency or other service providers that are affiliates of the depositary and that may earn or share fees, spreads or commissions.

The depositary may convert foreign currency itself or through any of its affiliates and, in those cases, acts as principal for its own account and not as an agent, fiduciary or broker on behalf of any other person and earns revenue, including, without limitation, fees and spreads that it will retain for its own account. The spread is the difference between the exchange rate assigned to the currency conversion made under the deposit agreement and the rate that the depositary or its affiliate receives in an offsetting foreign currency trade. The depositary makes no representation that the exchange rate used or obtained in any currency conversion under the deposit agreement will be the most favorable rate that could be obtained at the time or as to the method by which that rate will be determined, subject to its obligations under the deposit agreement.

Payment of Taxes

You will be responsible for any taxes or other governmental charges payable on your ADSs or on the deposited securities represented by any of your ADSs. The depositary may refuse to register any transfer of your ADSs or allow you to withdraw the deposited securities represented by your ADSs until such taxes or other charges are paid. It may apply payments owed to you or sell deposited securities represented by your ADSs to pay any taxes owed and you will remain liable for any deficiency. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs registered in your name to reflect the sale and pay you any net proceeds, or send you any property, remaining after it has paid the taxes. Your obligation to pay taxes and indemnify us and the depository against any tax claims will survive the transfer or surrender of your ADSs, the withdrawal of the deposited ordinary shares as well as the termination of the deposit agreement.

Reclassifications, Recapitalizations and Mergers

If we:	Then:
Change the nominal value of our ordinary shares	The cash, ordinary shares or other securities received by the depositary will become deposited securities.
Reclassify, split up or consolidate any of the deposited securities	Each ADS will automatically represent its equal share of the new deposited securities.
Distribute securities on the ordinary shares that are not distributed to you

The depositary may also deliver new ADSs or ask you to surrender your outstanding ADRs in exchange for new ADRs identifying the new deposited securities. The depositary may also sell the new deposited securities and distribute the net proceeds if we are unable to assure the depositary that the distribution (a) does not require registration under the Securities Act or (b) is exempt from registration under the Securities Act.

Recapitalize, reorganize, merge, liquidate, sell all or substantially all of our assets, or take any similar action

Any replacement securities received by the depositary shall be treated as newly deposited securities and either the existing ADSs or, if necessary, replacement ADSs distributed by the depositary will represent the replacement securities. The depositary may also sell the replacement securities and distribute the net

If we:	Then:
proceeds if the replacement securities may not be lawfully distributed to all ADS holders.

Amendment and Termination

How may the deposit agreement be amended?

We may agree with the depositary to amend the deposit agreement and the ADRs without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges, registration fees, facsimile costs, delivery costs or other such expenses, or that would otherwise prejudice a substantial right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADSs, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended.

How may the deposit agreement be terminated?

The depositary will terminate the deposit agreement if we ask it to do so, in which case the depositary will give notice to you at least 90 days prior to termination. The depositary may also terminate the deposit agreement if the depositary has told us that it would like to resign and we have not appointed a new depositary within 60 days. In such case, the depositary must notify you at least 90 days before termination. In addition, the depositary may initiate termination of the deposit agreement if (1) we delist our shares from an exchange on which they were listed and do not list the shares on another exchange; (2) we appear to be insolvent or enter insolvency proceedings; (3) all or substantially all the value of the deposited securities has been distributed either in cash or in the form of securities; (4) there are no deposited securities underlying the ADSs or the underlying deposited securities have become apparently worthless; or (5) there has been a replacement of deposited securities.

After termination, the depositary and its agents will do the following under the deposit agreement but nothing else: collect dividends and other distributions on the deposited securities, sell rights and other property, and deliver ordinary shares and other deposited securities upon cancellation of ADSs. At any time after the termination date, the depositary may sell the deposited securities. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement, unsegregated and without liability for interest, for the pro rata benefit of the ADS holders that have not surrendered their ADSs. Normally, the depositary will sell as soon as practicable after the termination date.

After the termination date and before the depositary sells, ADS holders can still surrender their ADSs and receive delivery of deposited securities, except that the depositary may refuse to accept a surrender for the purpose of withdrawing deposited securities if it would interfere with the selling process. The depositary may refuse to accept a surrender for the purpose of withdrawing sale proceeds until all the deposited securities have been sold. The depositary will continue to collect distributions on deposited securities, but, after the termination date, the depositary is not required to register any transfer of ADSs or distribute any dividends or other distributions on deposited securities to the ADS holder (until they surrender their ADSs) or give any notices or perform any other duties under the deposit agreement except as described in this paragraph.

Limitations on Obligations and Liability

The deposit agreement expressly limits our obligations and the obligations of the depositary. It also limits our liability and the liability of the depositary to ADS holders. We and the depositary:

•	are only obligated to take the actions specifically set forth in the deposit agreement without negligence or bad faith;

•	are not liable if either of us is prevented or delayed by law or circumstances beyond our control from performing our obligations under the deposit agreement;
•	are not liable if either of us exercises, or fails to exercise, discretion permitted under the deposit agreement;
•

are not liable for the inability of any holder of ADSs to benefit from any distribution on deposited securities that is not made available to holders of ADSs under the terms of the deposit agreement, or for any special, consequential or punitive damages for any breach of the terms of the deposit agreement;

•	are not liable for any tax consequences to any holders of ADSs on account of their ownership of ADSs;
•	have no obligation to become involved in a lawsuit or other proceeding related to the ADSs or the deposit agreement on your behalf or on behalf of any other person;
•	are not liable for the acts or omissions of any securities depository, clearing agency or settlement system; and
•	may rely upon any documents we believe in good faith to be genuine and to have been signed or presented by the proper person.

In the deposit agreement, we and the depositary agree to indemnify each other under certain circumstances. Additionally, we, the depositary and each owner and holder waives the right to a jury trial in an action against us or the depositary arising out of or relating to the deposit agreement.

Requirements for Depositary Actions

Before the depositary will deliver or register a transfer of an ADS, make a distribution on an ADS, or permit withdrawal of ordinary shares, the depositary may require:

•	payment of any tax or other governmental charges and any stock transfer or registration fees charged by third parties for the transfer of any ordinary shares or other deposited securities;
•	satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and
•	compliance with regulations it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.

The depositary may refuse to deliver ADSs or register transfers of ADSs generally when the transfer books of the depositary or our transfer books are closed or at any time if the depositary or we think it advisable to do so.

Your Right to Receive the Ordinary Shares Underlying Your ADSs

ADS holders have the right to cancel their ADSs and withdraw the underlying ordinary shares at any time except:

•

when temporary delays arise because: (1) the depositary has closed its transfer books or we have closed our transfer books; (2) the transfer of ordinary shares is blocked to permit voting at a shareholders’ meeting; or (3) we are paying a dividend on our ordinary shares;

•	when you owe money to pay fees, taxes and similar charges; and
•

when it is necessary to prohibit withdrawals in order to comply with any U.S. or foreign laws or governmental regulations that apply to ADSs or to the withdrawal of ordinary shares or other deposited securities.

This right of withdrawal is not limited by any other provision of the deposit agreement.

Direct Registration System

In the deposit agreement, all parties to the deposit agreement acknowledge that the DRS and Profile Modification System, or Profile, will apply to ADSs upon acceptance thereof to DRS by DTC. DRS is the system administered by DTC under which the depositary may register the ownership of uncertificated ADSs and such ownership will be evidenced by periodic statements sent by the depositary to the registered holders of uncertificated ADSs. Profile is a required feature of DRS that allows a DTC participant, claiming to act on behalf of a registered holder of ADSs, to direct the depositary to register a transfer of those ADSs to DTC or its nominee and to deliver those ADSs to the DTC account of that DTC participant without receipt by the depositary of prior authorization from the ADS holder to register that transfer.

In connection with and in accordance with the arrangements and procedures relating to DRS/Profile, the parties to the deposit agreement understand that the depositary will not determine whether the DTC participant that is claiming to be acting on behalf of an ADS holder in requesting registration of transfer and delivery as described above has the actual authority to act on behalf of the ADS holder (notwithstanding any requirements under the Uniform Commercial Code). In the deposit agreement, the parties agree that the depositary’s reliance on and compliance with instructions received by the depositary through the DRS/Profile System and in accordance with the deposit agreement will not constitute negligence or bad faith on the part of the depositary.

Shareholder Communications; Inspection of Register of Holders of ADSs; ADS Holder Information

The depositary will make available for your inspection at its office all communications that it receives from us as a holder of deposited securities that we make generally available to holders of deposited securities. The depositary will send you copies of those communications or otherwise make those communications available to you if we ask it to. You have a right to inspect the register of holders of ADSs, but not for the purpose of contacting those holders about a matter unrelated to our business or the ADSs.

Each holder of ADSs will be required to provide certain information, including proof of taxpayer status, residence and beneficial ownership (as applicable), from time to time and in a timely manner as we, the depositary or the custodian may deem necessary or proper to fulfill obligations under applicable law.

Jury Trial Waiver

The deposit agreement provides that, to the extent permitted by law, ADS holders waive the right to a jury trial of any claim they may have against us or the depositary arising out of or relating to our shares, the ADSs or the deposit agreement, including any claim under the U.S. federal securities laws. If we or the depositary opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable in the facts and circumstances of that case in accordance with applicable case law.

You will not, by agreeing to the terms of the deposit agreement, be deemed to have waived our or the depositary’s compliance with U.S. federal securities laws or the rules and regulations promulgated thereunder.

III.LIMITATIONS AFFECTING SHAREHOLDERS OF A FRENCH COMPANY

Ownership of ADSs or Shares by Non-French Residents

Neither the French Commercial Code nor our bylaws presently impose any restrictions on the right of non-French residents or non-French shareholders to own and vote shares. However, non-French residents must file a declaration for statistical purposes with the Bank of France (Banque de France) within twenty working days following the date of certain direct foreign investments in us, including any purchase of our ADSs. In particular such filings are required in connection with investments exceeding €15,000,000 that lead to the acquisition of at least 10% of our company’s share capital or voting rights or cross such 10% threshold. Violation of this filing requirement may be sanctioned by five years of imprisonment and a fine up to twice the amount of the relevant investment. This amount may be increased fivefold if the violation is made by a legal entity.

Further, any investment:

(i)by (a) any non-French citizen, (b) any French citizen not residing in France, (c) any non-French entity or (d) any French entity controlled by one of the aforementioned individuals or entities;

(ii)that will result in the relevant investor (a) acquiring control of an entity having its registered office in France, (b) acquiring all or part of a business line of an entity having its registered office in France, or (c) for non-EU or non-EEA investors crossing, directly or indirectly, alone or in concert, a 25% threshold of voting rights in an entity having its registered office in France; and

(iii)developing activities in certain strategic industries related to:

(a)activities likely to prejudice national defense interests, participating in the exercise of official authority or likely to prejudice public order and public security (including activities related to weapons, dual-use goods and technologies, IT systems, cryptology, data capturing devices, gambling, toxic agents or data storage),

(b)activities relating to essential infrastructure, goods or services (including energy, water, transportation, space, telecom, public health, farm products or media),

(c)research and development activities related to critical technologies (including cybersecurity, artificial intelligence, robotics, additive manufacturing, semiconductors, quantum technologies, energy storage or biotechnology) or dual-use goods and technologies, is subject to the prior authorization of the French Minister in charge of the Economy, such authorization may be subject to certain undertakings.

Absent such authorization, the French Minister in charge of the Economy might direct the relevant investor to (i) submit a request for authorization, (ii) have the previous situation restored at its own expense, or (iii) amend the investment. The relevant investor may be found criminally liable and may be sanctioned with a fine not to exceed the greater of the following amounts: (i) twice the amount of the relevant investment, (ii) 10% of the annual turnover before tax of the target company or (iii) €5 million (for a company) or €1 million (for an individual).

In addition, French Decree (Décret) No. 2020-892 of July 22, 2020, as amended by French Decree No. 2020-1729 of December 28, 2020, French Decree No. 2021-1758 of December 22, 2021 and French Decree No. 2022-1622 of December 23, 2022, (i) lowers the threshold that triggers foreign investment review to 10% of the voting rights of French companies whose shares are admitted to trading on a regulated market until December 23, 2022, and (ii) subjects this new threshold to a fast track review procedure, which allows for a simplified form, limits the Minister’s review period to 10 days, and deems the transaction authorized in the absence of a response after 10 days.

Foreign Exchange Controls

Under current French foreign exchange control regulations there are no limitations on the amount of cash payments that we may remit to residents of foreign countries. Laws and regulations concerning foreign exchange controls do, however, require that all payments or transfers of funds made by a French resident to a non-resident such as dividend payments be handled by an accredited intermediary. All registered banks and substantially all credit institutions in France are accredited intermediaries.

Availability of Preferential Subscription Rights

Our shareholders have preferential subscription rights described under the section titled “Ordinary Shares - Key provisions of our bylaws and French law affecting our ordinary shares - Changes in share capital (Article 7 of the bylaws) - Preferential subscription right.” Under French law, shareholders have preferential rights to subscribe for cash issues of new shares or other securities giving rights to acquire additional shares on a pro rata basis. Holders of our securities in the United States, which may be in the form of shares or ADSs, may not be able to exercise preferential subscription rights for their securities unless a registration statement under the Securities Act is effective with respect to such rights or an exemption from the registration requirements imposed by the Securities Act is available. We may, from time to time, issue new shares or other securities giving rights to acquire additional shares (such as warrants) at a time when no registration statement is in effect and no Securities Act exemption is available. If so, holders of our securities in the United States will be unable to exercise any preferential subscription rights and their interests will be diluted. We are under no obligation to file any registration statement in connection with any issuance of new shares or other securities. We intend to evaluate at the time of any rights offering the costs and potential liabilities associated with registering the rights, as well as the indirect benefits to us of enabling the exercise by holders of shares and holders of ADSs in the United States of the subscription rights, and any other factors we consider appropriate at the time, and then to make a decision as to whether to register the rights. We cannot assure you that we will file a registration statement.

For holders of our ordinary shares in the form of ADSs, the depositary may make these rights or other distributions available to ADS holders. If the depositary does not make the rights available to ADS holders and determines that it is impractical to sell the rights, it may allow these rights to lapse. In that case ADS holders will receive no value for them. The section titled “American Depositary Shares - Dividends and Other Distributions” explains in detail the depositary’s responsibility in connection with a rights offering.